Filed Pursuant to Rule 424(b)(3)
Registration No. 333-140638
Prospectus Supplement No. 1
(To prospectus dated May 14, 2007)
17,961,645 Shares
CHINACAST EDUCATION CORPORATION
Common Stock
     This prospectus supplement, dated January 28, 2008, supplements the prospectus, dated May 14, 2007, of ChinaCast Education Corporation relating to the resale by the selling shareholders of up to 17,961,645 shares of our common stock. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information contained in this prospectus supplement supersedes the information contained in the prospectus. This prospectus supplement is not complete without, and may not be utilized except in connection with, the prospectus, including any amendments or additional supplements thereto.
See “Risk Factors” beginning on page 4 of the prospectus for factors you should consider before buying shares of our common stock.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of the prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.
SECURITY HOLDERS
     The information in the table appearing under the caption “Security Holders” beginning on page 38 of the prospectus is amended by this prospectus supplement.
     On October 31, 2007, Citibank Nominees Singapore Pte. Ltd. transferred 2,144,511 shares of ChinaCast Education Corporation’s common stock to Intel Capital Corporation. On December 17, 2007, Intel Capital Corporation transferred 2,144,511 shares of ChinaCast Education Corporation’s common stock to Intel Foundation, which shares were registered for resale pursuant to the prospectus. Citibank Nominees Singapore Pte. Ltd. continues to own 221,560 shares of our common stock.
     On November 6, 2007, Super Dynamic Consultancy Limited transferred 63,247 shares of ChinaCast Education Corporation’s common stock to Liu Bao Qian, which shares were registered for resale pursuant to the prospectus. Super Dynamic Consultancy Limited continues to own 3,099,121 shares of our common stock.
     On December 19, 2007, HSBC (Singapore) Nominees Pte. Ltd. transferred 709,394 shares of ChinaCast Education Corporation’s common stock to Credit Suisse, which shares were registered for resale pursuant to the prospectus.
     On December 19, 2007, HSBC (Singapore) Nominees Pte. Ltd. transferred 75,966 shares of ChinaCast Education Corporation’s common stock to Wu Yao, which shares were registered for resale pursuant to the prospectus.
     On December 19, 2007, HSBC (Singapore) Nominees Pte. Ltd. transferred 132,942 shares of ChinaCast Education Corporation’s common stock to Zhang Jinhua, which shares were registered for resale pursuant to the prospectus.
     On December 19, 2007, HSBC (Singapore) Nominees Pte. Ltd. transferred 7,984 shares of ChinaCast Education Corporation’s common stock to Wu Caiyu, which shares were registered for resale pursuant to the prospectus.

     On December 19, 2007, HSBC (Singapore) Nominees Pte. Ltd. transferred 338,857 shares of ChinaCast Education Corporation’s common stock to Yang Yongshi, which shares were registered for resale pursuant to the prospectus.
     On January 7, 2008, Westcomb Securities Pte. Ltd. transferred 80,943 shares of ChinaCast Education Corporation’s common stock to Chow Siu Lam Cliff, which shares were registered for resale pursuant to the prospectus.
     On January 22, 2008, Westcomb Securities Pte. Ltd. transferred 1,053,927 shares of ChinaCast Education Corporation’s common stock to HKF (Nominees) Ltd., which shares were registered for resale pursuant to the prospectus. Westcomb Securities Pte. Ltd. continues to own 330,293 shares of our common stock.
     On January 11, 2008, Alexander Shlaen transferred 25,834 shares of ChinaCast Education Corporation’s common stock to Lee Kuan Ling, which shares were registered for resale pursuant to the prospectus.
     On January 11, 2008, Helena Wong transferred 92,243 shares of ChinaCast Education Corporation’s common stock to Lee Kuan Ling, which shares were registered for resale pursuant to the prospectus.
     Therefore, the security holder table is amended by deleting the rows containing the information for Citibank Nominees Singapore Pte. Ltd., Super Dynamic Consultancy Limited, HSBC (Singapore) Nominees Pte Ltd., Westcomb Securities Pte Ltd., Alexander Shlaen and Helena Wong from such table and adding the information indicated below to the end of such table.
     The security holder table is also amended by replacing Ma Jim Lock with Ma Jim Lok and replacing Ishtoch Assets Limited with Isthoch Assets Limited. These changes are being made solely to correct a typographical error in the names of the shareholders.

	Number of
	Shares,
	Warrants and	Maximum
	Options	Number	Number of Shares,
	Beneficially	of Underlying	Warrants and Options	Percentage
	Owned	Shares	Beneficially Owned	Ownership
Name of Selling Stockholder	Prior to Offering	to be Sold	After Offering	After Offering

Citibank Nominees Singapore Pte Ltd	221,560	221,560	0	*

Intel Foundation	2,144,511	2,144,511	0	7.9%

Super Dynamic Consultancy limited	3,099,121	3,099,121	0	11.4%

Liu Bao Qian	63,247	63,247	0	*

Chow Siu Lam Cliff	80,943	80,943	0	*

HKF (Nominees) Ltd.	1,053,927	1,053,927	0	3.9%

Westcomb Securities Pte Ltd	330,293	330,293	0	1.2%

Credit Suisse	709,394	709,394	0	2.6%

Wu Yao	75,966	75,966	0	*

Zhang Jinhua	132,942	132,942	0	*

Wu Caiyu	7,984	7,984	0	*

Yang Yongshi	338,857	338,857	0	1.2%

Lee Kuan Ling	118,077	118,077	0	*

Ma Jim Lok	82,198	82,198	0	*

Isthoch Assets Limited	141,651	141,651	0	*

*	Less than 1%.
The date of this prospectus supplement is January 28, 2008.

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